Exhibit 4.12

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                                VOTING AGREEMENT

            THIS AGREEMENT, dated as of November 8, 2006 is made by and among MARITIME LOGSITICS US HOLDINGS INC., a Delaware corporation (hereinafter, the "Corporation"), and the holders of the common stock of the Corporation (the "MLI Shareholders"), certain members and employees of the parent companies of FMI Holdco. I, LLC ("FMI"), the principal holders of the common stock of the TUG group of logistic companies ("TUG"), and the holder of the issued shares in the capital of SeaMaster Logistics (Holding) Limited ("SeaMaster"), all as set forth on Exhibit A hereto (the "Shareholders").

                              W I T N E S S E T H:

            WHEREAS, the MLI Shareholders are shareholders of an operating company (ie: the Corporation) in the logistics business, and the Corporation intends to merge into a subsidiary of a public shell corporation to be identified ("Parent"), and that upon the consummation of the merger (the "Merger") the shares of the Corporation will be exchanged for shares of Parent;

            WHEREAS, upon the consummation of the Merger, the Corporation intends to acquire the capital stock of FMI and certain of its parents, the assets of TUG and certain companies of TUG, and the issued shares in the capital of SeaMaster (collectively, the "Acquisitions");

            WHEREAS, as a condition to the consummation of the Acquisitions, the Shareholders have agreed to execute this Agreement and their respective restricted stock agreement;

            WHEREAS, pursuant to this Agreement the parties hereto have agreed to vote their Shares (as defined below) as set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

      1. VOTING RIGHTS.

      This Agreement represents the agreement of the parties hereto with respect to the voting of the shares of Parent common stock to be issued in the Merger and Acquisitions and any other capital stock now or hereinafter acquired by them (subject to adjustment for any stock splits, stock dividends, recapitalizations or similar events, the "Shares"). The Shareholders shall be entitled to the number of votes equal to the number of Shares legally and beneficially owned by such Shareholder, as adjusted from time-to-time and shall have voting rights on all matters which are subject to the vote of the holders of Parent common stock; provided, however, the parties hereto hereby agree that they will


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not vote to approve a transaction listed below recommended by the Board of
Directors of Parent, unless approved by the holders of Seventy-Five Percent (75%) of the Shares then held by the Shareholders, which approval shall not be unreasonably withheld or delayed:

      (a) any increase in the authorized number of shares of the Parent common stock;

      (b) any amendment, modification or change to the Certificate of Incorporation or By-Laws of Parent.

      The Board of Directors of Parent shall initially consist of seven (7) members. Unless otherwise agreed by the holders of Seventy-Five Percent (75%) of the Shares then held by the Shareholders (excluding any person in the event of death or incapacity), the Shareholders shall use commercially reasonable efforts to cause the Parent (i) to continue to fix the number of the Board of Directors at seven (7) members, and (ii) to nominate each of: Messrs: Robert Agresti, Gregory DeSaye, Terrance MacAvery, and Raymer McQuiston for election as directors of the Parent at any annual or special stockholder's meeting of the Parent. The Shareholders further agree to vote all of their Shares to elect each such person as a director of the Parent. This Agreement, assumes that the Parent has effectuated its reverse stock split as contemplated by the terms and conditions of the definitive agreements to consummate the Acquisitions. Unless and until such split is effectuated, the number of Shares subject to this Agreement shall be the actual number of shares issued (or deemed issued) to the Shareholders.

      2. QUALIFIED SUCCESSOR

      If there is a vacancy on the Board of Directors occurring between annual meetings as a result of death, incapacity or resignation, or if one or more of the Directors shall decline to stand for election to the Board or Directors or, if he is unable or unwilling to so serve, then the Shareholders shall designate one or more individuals of standing within the business world reasonably comparable to that of such Director (each a "Qualified Successor") as one or more successor director in the following manner. The Shareholders shall select an individual to serve as the Qualified Successor, which individual shall be independent both of the Parent (except through proposed service as a member of the Board of Directors or a subsidiary of the Parent) and of the Shareholders. The selected individual shall be subject to the prior approval of a super-majority of the Shareholders, which consent shall not unreasonably be withheld. A Shareholder's approval of a designated director shall be deemed given if such Shareholder has not responded to a notice by the Chairman of the Board of Directors of the Parent within 30 days of notice to the Shareholder of the identity of the selected individual. Upon selection and approval hereunder, such Qualified Successor shall for all purposes be deemed a Director of the Parent and shall be subject to this Agreement in the event of his/her death, incapacity, resignation or decision not to be a Director.


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      3. MEDIATION.

      The parties hereto agree that if the Shareholders shall not consent to the authorization of any new series or class or shares, or increase in the authorized capital of the Parent, or any amendment to the Certificate of Incorporation or By-Laws of the Parent as provided in Section 1 of this Agreement, then any Shareholder may, and, if requested by the Board of Directors of the Parent, all Shareholders shall demand nonbinding mediation on the issue to resolve whether such consent was reasonably or unreasonably withheld or delayed. Within fourteen (14) days of the date that such demand was made in writing upon the Shareholders and the Board of Directors of the Parent, the Board of Directors of Parent shall select and engage a mediator. In order to resolve the foregoing disagreement, no later than twenty-one (21) days from the date such mediator was so engaged, the mediator shall hold a meeting, in New York City, or such other place agreed upon by the Shareholders and the Board of Directors. Notwithstanding anything to the contrary in the foregoing, no mediation shall be required hereunder unless the Corporation shall agree to pay the mediator's fees and any reasonable expenses incurred by the Shareholders in connection with such mediation.

      4. APPLICABLE LAW.

      This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, United States of America without regard to principles of conflict of laws.

      5. TERM.

      This Agreement shall have a term of five (5) years commencing on the effective date of the Merger.

      6. NOTIFICATION OF CHANGE IN SHARES OWNED.

      Shareholders agree to promptly notify Messrs: Robert Agresti and Raymer McQuiston, in writing, of any change in the number of Shares legally and beneficially owned by such Shareholder.

      7. COUNTERPARTS.

      This Agreement may be executed in any number of counterparts which together shall constitute one and the same document.

      8. PERMITTED TRANSFERS.

      Transfers of Shares shall be permitted to any corporation or company under the control of the Shareholder (holding at least one hundred (100%) percent or its issued capital stock and/or a trust or family limited partnership for the benefit of such person or persons.


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      9. MISCELLANEOUS.

      This Agreement, and the parties obligations hereunder, are undertaking in the respective party's capacity solely as a shareholder of the Corporation and not as a director or officer of the Corporation.

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      INWITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


_________________________                              _________________________
Robert Agresti                                         Gregory DeSaye


_________________________                              _________________________
Christopher Dombalis                                   Robert O'Neill


_________________________                              _________________________
Michael DeSaye                                         Peter Stone


_________________________                              _________________________
Robert Lee                                             Robert Wu




Protex Holdings Limited

By:______________________              etc.
   Name:
   Title:


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                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FMI, INC.


By:___________________________
   Name: Gregory DeSaye
   Title: Director


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                                    EXHIBIT A

Robert Agresti
Gregory DeSaye
Christopher Dombalis
Robert O'Neill
Peter Stone
Michael DeSaye
Robert Lee
Robert Wu
Protex Holdings Limited
FMI, Inc.


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